Exhibit 4.4

[Form of Rights Certificate]

RIGHTS CERTIFICATE #:	NUMBER OF RIGHTS:

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE COMPANY’S PROSPECTUS

DATED [•] , 2019 (THE “PROSPECTUS”) AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF

THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, THE SUBSCRIPTION AGENT

Forbes Energy Services Ltd.

Incorporated under the laws of the State of Delaware

NON-TRANSFERABLE RIGHTS CERTIFICATE

Evidencing Non-Transferable Rights to Purchase 5.00% Subordinated Convertible PIK Notes due 2020

of Forbes Energy Services Ltd.

Subscription Price: 100% of principal amount

THE RIGHTS WILL EXPIRE IF NOT EXERCISED ON OR BEFORE 5:00 P.M.,

NEW YORK CITY TIME, ON FEBRUARY 28, 2019 UNLESS EXTENDED BY THE COMPANY

REGISTERED OWNER:

THIS CERTIFIES THAT the registered owner whose name is subscribed herein is the owner of the number of non-transferable rights (“Rights”) set forth above. Each whole Right entitles the holder thereof to subscribe for and purchase 5.00% subordinated convertible PIK notes due 2020 (the “Notes”) of Forbes Energy Services Ltd., a Delaware corporation (the “Company”), in minimum denominations and integral multiples of $[100] pursuant to a rights offering (the “Rights Offering”), on the terms and subject to the conditions set forth in the Prospectus and the “Instructions for Use of Forbes Energy Services Ltd. Rights Certificates” accompanying this Rights Certificate. If any of the principal amount of Notes available for purchase in the Rights Offering are not purchased by other holders of Rights pursuant to the exercise of the basic subscription Right, any rights holder that exercises its basic subscription Rights in full may purchase additional principal amount of Notes pursuant to the terms and restrictions of the Rights Offering (the “Over-Subscription Privilege”). The Rights represented by this Rights Certificate may be exercised by completing Form 1 and any other appropriate forms on the reverse side hereof and by returning the full payment of the subscription price for the requested principal amount of Notes in accordance with the “Instructions for Use of Forbes Energy Services Ltd. Rights Certificates” that accompany this Rights Certificate.

This Rights Certificate is not valid unless countersigned by the Subscription Agent and registered by the registrar.

Witness the seal of Forbes Energy Services Ltd. and the signatures of the duly authorized officers.

Dated [•], 2019

/s/ John E. Crisp	/s/ L. Melvin Cooper
Chief Executive Officer	Senior Vice President, Chief Financial Officer
and Secretary

DELIVERY OPTIONS FOR RIGHTS CERTIFICATE

Delivery other than in the manner or to the address listed below will not constitute valid delivery.

If delivering by mail, hand or overnight courier

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY.

FORM 1-EXERCISE OF RIGHTS

To subscribe for Notes pursuant to your basic subscription Right, please complete lines (a) and (c) and sign under Form 3 below. To subscribe for the Over-Subscription Privilege, please complete lines (b) and (c) below. To the extent you subscribe for a greater principal amount of Notes than you are entitled under the basic subscription Right or Over-Subscription Privilege, you will be deemed to have elected to purchase the maximum principal amount of Notes for which you are entitled to subscribe under the Right or Over-Subscription Privilege, if applicable.

(a) EXERCISE OF BASIC SUBSCRIPTION RIGHT:

I subscribe for             principal amount of Notes      = $             (amount enclosed).

(b) EXERCISE OF OVER-SUBSCRIPTION PRIVILEGE

If you exercised your basic subscription Right in full and wish to purchase additional principal amount of Notes pursuant to your Over-Subscription Privilege:

I subscribe for              additional principal amount of Notes = $             (amount enclosed).

(c) Total Amount of Payment Enclosed = $

METHOD OF PAYMENT (CHECK ONE)

☐	Check or bank draft payable to “American Stock Transfer & Trust Company, LLC, as Subscription Agent”

☐

Wire transfer of immediately available funds directly to the account maintained by American Stock Transfer & Trust Company, LLC, as Subscription Agent for purposes of accepting subscriptions in this Rights Offering at JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, ABA #021000021, Account # 530-354616 American Stock Transfer FBO Forbes Energy Services Ltd., with reference to the rights holder’s name.

FORM	2 – DELIVERY TO DIFFERENT ADDRESS

If you wish for the Notes underlying your rights to be delivered to an address different from that shown on the face of this Rights Certificate, please enter the alternate address below, sign under Form 3 and have your signature guaranteed under Form 4.

FORM 3-SIGNATURE

TO SUBSCRIBE: I acknowledge that I have received the Prospectus for this Rights Offering and I hereby irrevocably subscribe for the principal amount of Notes indicated above on the terms and conditions specified in the Prospectus.

Signature(s):

IMPORTANT: The signature(s) must correspond with the name(s) as printed on the reverse of this Rights Certificate in every particular, without alteration or enlargement, or any other change whatsoever.

FORM 4-SIGNATURE GUARANTEE

This form must be completed if you have completed any portion of Form 2 or if you otherwise elect to proceed under the Guaranteed Signature procedures.

Signature Guaranteed:
(Name of Bank or Firm)
By:
(Signature of Officer

IMPORTANT: The signature(s) should be guaranteed by an eligible guarantor institution (bank, stock broker, savings & loan association or credit union) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

FOR INSTRUCTIONS ON THE USE OF FORBES ENERGY SERVICES LTD. RIGHTS CERTIFICATES, CONSULT D.F. KING & CO., THE SUBSCRIPTION AGENT, AT 866-406-2285 (toll-free) or 212-269-5550 (for banks and brokers).

NOTICE TO HOLDERS IN ARIZONA:

The aggregate principal amount of Notes that may be subscribed for pursuant to Rights held by Arizona residents other than certain institutional investors pursuant to this Rights Offering is limited to $500,000. Therefore, if the Subscription Agent receives exercise documentation that otherwise would require the Company to issue to Arizona residents who are not eligible institutional investors more than $500,000 in aggregate principal amount, the Company will issue to all such exercising stockholders their pro rata portion of such aggregate principal amount of Notes and return the excess payment amount, if any, to such stockholders, without interest, as soon as practicable after the expiration date of this Rights Offering.

Please check the following box if you are exercising rights on behalf of a beneficial owner in Arizona that is not a bank, a savings institution, a trust company, an insurance company, an investment company as defined in the Investment Company Act of 1940, a pension or profit sharing trust or other financial institution or institutional buyer or a dealer whether the purchaser is acting for itself or in a fiduciary capacity.  ☐